EXHIBIT 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3, which will be filed by Ampal-American Israel Corporation in February 2007, of our report dated March 26, 2006 relating to the financial statements of Coral World International, Ltd.‘s 2005 Annual Report to Shareholders, which is appears in Ampal-American Israel Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005. We also consent to the references to us under the headings “Experts” in such Registration Statement.

Fahn Kanne & Co. CPAs (ISR)

Tel-Aviv, Israel
Date of filing - February 22, 2007